PORTFOLIO MANAGEMENT AGREEMENT

For The Emerging Markets Portfolio

This Portfolio Management Agreement (“Agreement”) is made as of the 30th day of April 2020, between XY Investments (HK) Limited, a Hong Kong limited company (“Portfolio Manager”), and HC Capital Trust, a Delaware statutory trust (“Trust”).

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), that offers several series of shares of beneficial interests representing interests in separate investment portfolios; and

WHEREAS, the Trust desires to retain the Portfolio Manager to provide a continuous program of investment management to that portion of the assets of The Emerging Markets Portfolio of the Trust (“Portfolio”) that may from time to time be allocated to it by, or under the supervision of, the Trust’s Board of Trustees (“Board,” and each member thereof, “Trustee”), and Portfolio Manager is willing, in accordance with the terms and conditions hereof, to provide such services to the Trust.

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

1. Appointment of Portfolio Manager. The Trust hereby retains Portfolio Manager to provide the investment services set forth herein and Portfolio Manager agrees to accept such appointment. In carrying out its responsibilities under this Agreement, the Portfolio Manager shall at all times act in accordance with (a) this Agreement, (b) the investment objectives, policies and restrictions applicable to the Portfolio in the then current Registration Statement of the Trust and (c) the Investment Company Act and the rules and regulations promulgated thereunder and any other applicable federal securities laws.

2. Duties of Portfolio Manager. (a) Portfolio Manager shall provide a continuous program of investment management for that portion of the assets of the Portfolio (“Account”) that may from time to time be allocated to it by, or under the supervision of, the Board, as indicated in writing by an authorized officer of the Trust. It is understood that the Account may consist of all or a portion of the assets of the Portfolio, and that the Board and/or HC Capital Solutions (a division of Hirtle, Callaghan & Co., LLC), the Trust’s investment adviser (the “Adviser”), has the right to allocate and reallocate such assets to the Account at any time, and from time to time, upon such notice to the Portfolio Manager as may be reasonably necessary, in the view of the Trust, to ensure orderly management of the Account or the Portfolio. The Portfolio Manager’s responsibility for providing portfolio management services to the Portfolio shall be limited to the Account.

(b) Subject to the general supervision of the Trust’s Board and the Adviser, Portfolio Manager shall have sole investment discretion with respect to the Account, including investment research, selection of the securities to be purchased and sold, the portion of the Account, if any, that shall be held uninvested, and the selection of brokers and dealers through which securities transactions in the Account shall be executed. The Portfolio Manager shall not consult with any other portfolio manager of the Portfolio concerning transactions for the Portfolio. Specifically, and without limiting the generality of the foregoing, Portfolio Manager agrees that it will:

(i) advise the Portfolio’s designated custodian bank and administrator or accounting agent on each business day of each purchase and sale, as the case may be, made on behalf of the Account, specifying the name and quantity of the security purchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, the identity of the effecting broker or dealer and/or such other information, and in such manner, as may from time to time be reasonably requested by the Trust;

(ii) maintain all applicable books and records with respect to the securities transactions of the Account. Specifically, Portfolio Manager agrees to maintain with respect to the Account those records required to be maintained under Rule 31a-1(b)(1), (b)(5) and (b)(6) under the Investment Company Act with respect to transactions in the Account including, without limitation, records that reflect securities purchased or sold in the Account, showing for each such transaction, the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, and the identity of the effecting broker or dealer. Portfolio Manager will preserve such records in the manner and for the periods prescribed by Rule 31a-2 under the Investment Company Act. Portfolio Manager acknowledges and agrees that all records it maintains for the Trust are the property of the Trust, and Portfolio Manager will surrender promptly to the Trust any such records upon the Trust’s request. The Trust agrees, however, that Portfolio Manager may retain copies of those records that are required to be maintained by Portfolio Manager under federal or state regulations to which it may be subject or which are reasonably necessary for purposes of conducting its business;

(iii) provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, the daily computation of the Portfolio’s net asset value and net income, preparation of proxy statements or amendments to the Trust’s Registration Statement and monitoring investments made in the Account to ensure (A) compliance with the various limitations on investments applicable to the Portfolio under the Investment Company Act and (B) that the Portfolio will continue to qualify for the special tax treatment accorded to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended; and

(iv) render regular reports to the Trust concerning the performance by Portfolio Manager of its responsibilities under this Agreement. In particular, Portfolio Manager agrees that it will, at the reasonable request of the Board or Adviser, attend meetings of the Board or its validly constituted committees and will, in addition, make its officers and employees available to meet with the officers and employees of the Trust or Advisor upon reasonable notice, to review the investments and investment program of the Account.

(c) Portfolio Manager will promptly report to the Trust any transactions or holdings of which it has knowledge which may violate (a) this Agreement, (b) the investment objectives, policies and restrictions applicable to the Portfolio in the then current Registration Statement of the Trust or (c) the Investment Company Act or the rules and regulations promulgated thereunder or any other applicable federal securities laws.

(d) Portfolio Manager shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested and shall do so in the best interests of the Trust’s shareholders and in accordance with applicable law.

(e) Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Account or to advise or take any action with respect to any litigation shall remain with the Trust, and Portfolio Manager shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of the Account. However, Portfolio Manager shall reasonably consult with the Trust’s requests in this regard.

3. Portfolio Transaction and Brokerage. In placing orders for portfolio securities with brokers and dealers, Portfolio Manager shall seek to execute securities transactions on behalf of the Account in such a manner that the total cost or proceeds in each transaction is the most favorable under the circumstances. Portfolio Manager may, however, in its discretion, direct orders to brokers that provide to Portfolio Manager research, analysis, advice and similar services, and Portfolio Manager may cause the Account to pay to those brokers a higher commission than may be charged by other brokers for similar transactions, provided that Portfolio Manager determines in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Portfolio Manager to the Account and any other accounts with respect to which Portfolio Manager exercises investment discretion, and provided further that such practice is subject to review by the Board. Portfolio Manager shall not execute any portfolio transactions for the Trust with a broker or dealer which is an “affiliated person” of the Trust or Portfolio Manager, including any other investment advisory organization that may from time to time act as a portfolio manager for the Portfolio or any of the Trust’s other Portfolios, except as permitted under the Investment Company Act and rules promulgated thereunder.

4. Expenses and Compensation. (a) Except for expenses specifically assumed or agreed to be paid by the Portfolio Manager under this Agreement, the Portfolio Manager shall not be liable for any expenses of the Portfolio or the Trust, including, without limitation: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of securities or other investment instruments with respect to the Portfolio; and (iii) custodian fees and expenses. Notwithstanding the foregoing, the Portfolio Manager shall bear its own operating and overhead expenses attributable to the provision of its investment management services, as well as all travel and related expenses.

(b) Subject to the foregoing, the actual fee that the Portfolio Manager shall be entitled to receive from the Portfolio shall be calculated daily and payable monthly in arrears at the annual rate of 1%. Notwithstanding the foregoing, the annual rate shall be reduced to .9% once the assets under management with respect to the Portfolio Manager’s (and its affiliates) Offshore Strategy exceeds

$2 billion. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. For purposes of this Agreement “Offshore Strategy” shall mean any vehicle, fund, account or other product utilizing a quantitative enhanced index investment strategy of investing in the China A-share market, but excluding any vehicle, fund, account or product dedicated solely to the Portfolio Manager’s Shanghai business.

5. Limitation of Liability and Indemnification. (a) Portfolio Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption or sale of any security or other investment by the Portfolio, except a loss to the Account resulting from willful misfeasance, bad faith or gross negligence on the part of Portfolio Manager in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 5(a), the term “Portfolio Manager” shall include any affiliates of the Portfolio Manager, and the partners, shareholders, directors, officers and employees of the Portfolio Manager and such affiliates.

(b) Notwithstanding the foregoing, Portfolio Manager expressly agrees that the Trust may rely upon: (i) the information set forth in the Portfolio Manager’s current Form ADV; or (ii) information provided, in writing, by Portfolio Manager to the Trust in accordance with Section 8 of this Agreement or otherwise to the extent such information was provided by Portfolio Manager for the purpose of inclusion in SEC Filings, as hereinafter defined, provided that a copy of each SEC Filing is provided to Portfolio Manager: (A) at least 10 business days prior to the date on which it will become effective, in the case of a Registration Statement; (B) at least 10 business days prior to the date upon which it is filed with the SEC in the case of any Trust shareholder report or proxy statement; or (C) at least 10 business days prior to first use, in the case of any other SEC Filing. For purposes of this Section 5, “SEC Filings” means the Trust’s Registration Statement and amendments thereto and any periodic reports relating to the Trust and its Portfolios that are furnished to shareholders of the Trust and/or filed with the SEC.

(c) Portfolio Manager agrees to indemnify and hold harmless the Trust from any claims, liabilities and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent that such Losses arise out of any untrue statement of a material fact contained in an SEC Filing or the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading, if such statement or omission was made in reliance upon the Portfolio Manager’s then current Form ADV, or information provided, in writing, in accordance with Section 8 of this Agreement or otherwise, to the extent that such information was furnished by the Portfolio Manager for the purpose of inclusion in such SEC Filing, provided that a copy of each SEC Filing was provided to Portfolio Manager: (i) at least 10 business days prior to the date on which it will become effective, in the case of a Registration Statement; (ii) at least 10 business days prior to the date upon which it is filed with the SEC in the case of any Trust shareholder report or proxy statement; or (iii) at least 10 business days prior to first use, in the case of any other SEC Filing. As used in this Section 5(c), the term “Trust” shall include the Trust, the Adviser and each of their affiliates, and the Trustees, partners, shareholders, directors, officers and employees of the Trust, the Adviser and such affiliates.

(d) In the event that a legal proceeding is commenced against the Trust or its associated persons on the basis of claims for which the Portfolio Manager would, if such claims were to prevail, be required to indemnify the Trust and its associated persons pursuant to Section 5(c) above, Portfolio Manager will, at its expense, provide such assistance as the Trust may reasonably request in preparing the defense of the such claims (including by way of example making Portfolio Manager’s personnel available for interview by counsel for the Trust, but specifically not including retention or payment of counsel to defend such claims on behalf of the Trust); provided that the Portfolio Manager will not be required to pay any Losses of the Trust and its associated persons except to the extent it may be required to do so under Section 5(c) above.

(e) The indemnification obligations set forth in Section 5(c) shall not apply unless upon receipt by the Trust or its associated persons of any notice of the commencement of any action or the assertion of any claim to which the indemnification obligations set forth in Section 5(c) may apply, the Trust notifies the Portfolio Manager, within 30 days and in writing, of such receipt and provides to Portfolio Manager the opportunity to participate in the defense and/or settlement of any such action or claim.

(f) The Portfolio Manager shall not be liable for: (i) any acts of any other portfolio manager to the Portfolio or the Trust with respect to the portion of the assets of the Portfolio or the Trust not managed by the Portfolio Manager; or (ii) acts of the Portfolio Manager which result from acts of the Trust, including, but not limited to, a failure of the Trust to provide accurate and current information with respect to the investment objectives, policies, or restrictions applicable to the Portfolio or actions of the Board. Furthermore, the Portfolio Manager will (A) have no obligation to inquire into, or to take into account, any other investments of the Portfolio in making investment decisions under this Agreement and (B) not be required to indemnify any person under this Section 5 to the extent that Portfolio Manager relied upon statements or information furnished to the Portfolio Manager, in writing, by any officer, employee or Trustee, or by the Trust’s custodian, administrator or accounting agent or any other agent of the Trust, in preparing written information provided to the Trust and upon which the Trust relied in preparing the SEC Filing(s) in question.

(g) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed so as to provide for the exculpation or indemnification of any party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on parties that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law.

(h) The provisions of this Section 5 shall survive termination of this Agreement.

6. Duration, Termination and Amendments. (a) This Agreement shall become effective as of the date first written above and shall continue in effect thereafter for two (2) years. This Agreement shall continue in effect from year to year thereafter for so long as its continuance is specifically approved, at least annually, by: (i) a majority of the Board or the vote of the holders of a majority of the Portfolio’s outstanding voting securities; and (ii) the affirmative vote, cast in person (if required by law) at a meeting called for the purpose of voting on such continuance, of a majority of those members of the Board who are not “interested persons” of the Trust or any investment adviser to the Trust (“Independent Trustees”).

(b) This Agreement may be terminated by the Trust or by Portfolio Manager at any time and without penalty upon sixty (60) days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement shall terminate upon its assignment. Upon any termination, the Portfolio Manager shall cooperate in good faith and shall use its reasonable best efforts to transition the investment management services provided for herein on the terms and within such period of time as reasonably requested by the Trust.

(c) This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby; provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Trustees and/or the holders of the Trust’s or the Portfolio’s outstanding voting securities, such approval must be obtained before any such amendment may become effective.

(d) For purposes of this Agreement, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the meanings set forth in the Investment Company Act.

7. Confidentiality; Use of Name. (a) Portfolio Manager and the Trust acknowledge and agree that during the term of this Agreement the parties may have access to certain information that is proprietary to the Trust or Portfolio Manager, respectively (or to their affiliates and/or service providers), and that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The parties agree that their respective officers and employees shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information and will not use or disclose information contained in, or derived from such Confidential Information for any purpose other than in connection with the carrying out of their responsibilities under this Agreement and the management of the Trust’s assets; provided, however, that this shall not apply in the case of: (i) information that is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; (ii) information rightfully received from another party prior to its receipt from the disclosing party; (iii) information that is independently developed by the receiving party without reliance upon or use of any Confidential Information; and (iv) disclosures required by law or requested by any regulatory authority that may have jurisdiction over Portfolio Manager or the Trust, as the case may be, in which case such party shall provide the disclosing party with written notice and request such confidential treatment of such information as may be reasonably available. In addition, each party shall use its reasonable efforts to ensure that its agents or affiliates who may gain access to such Confidential Information shall be made aware of its proprietary nature and shall likewise treat such materials as confidential.

(b) It is acknowledged and agreed that the names “Hirtle Callaghan,” “Hirtle Callaghan Chief Investment Officers” (which is a registered trademark of Hirtle, Callaghan & Co., LLC (“HCC”)), “HC Capital” and any derivative of any of them, as well as any logo that is now or shall later become associated with such names (collectively, “HC Marks”), are valuable property of HCC and that the use of the HC Marks, or any one of them, by the Trust or its agents is subject to the license granted to the Trust by HCC. Portfolio Manager agrees that, other than for the purpose of complying with regulatory requirements, it will not use any HC Mark without the prior written consent of the Trust and that HCC and its affiliates own and will retain all right, title and interest in and to the HC Marks.

(c) Portfolio Manager grants to the Trust and its agents (including the Adviser) a non-exclusive and non-transferable permission to use the “XY Investments” name and any logo or mark associated therewith (whether now or in the future) (collectively, “Portfolio Manager Marks”) for the purpose of display in the Trust’s marketing materials and sales literature. No other use of the Portfolio Manager Marks is permitted unless agreed otherwise in writing by Portfolio Manager. The Trust and its agents shall not place or depict the Portfolio Manager Marks in any manner that would tend to denigrate, disparage, tarnish, dilute, misrepresent or otherwise adversely affect or take advantage of such Portfolio Manager Marks. The Trust and its agents acknowledge that the Portfolio Manager and its affiliates own and will retain all right, title and interest in and to the Portfolio Manager Marks. Furthermore, Portfolio Manager consents to use of its performance data, biographical data and other pertinent data by the Trust and its agents for use in marketing and sales literature. The license granted hereunder shall expire one (1) year after the Portfolio Manager is no longer managing the Account, other than in the case of any use of the Portfolio Manager Marks in any Registration Statement or similar legally mandated disclosure document during the time that such document remains in effect.

(d) The provisions of this Section 7 shall survive termination of this Agreement.

8. Representation, Warranties and Agreements of Portfolio Manager. Portfolio Manager represents and warrants that:

(a) It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), it will maintain such registration in full force and effect and will promptly report to the Trust the commencement of any proceeding that could render the Portfolio Manager ineligible to serve as an investment adviser to a registered investment company under Section 9 of the Investment Company Act.

(b) Portfolio Manager understands that the Trust is subject to various regulations under the Investment Company Act which require that the Board review and approve various procedures adopted by portfolio managers and may also require disclosure regarding the Board’s consideration of these matters in various documents required to be filed with the SEC. Portfolio Manager represents that it will, upon reasonable request of the Trust, provide to the Trust information regarding all such matters including, but not limited to, codes of ethics required by Rule 17j-1 under the Investment Company Act and compliance procedures required by Rule 206(4)-7 under the Investment Advisers Act, as well as certifications that, as contemplated under Rule 38a-1 under the Investment Company Act, Portfolio Manager has implemented a compliance program that is reasonably designed to prevent violations of the federal securities laws by the Portfolio Manager with respect to those services provided pursuant to this Agreement. Portfolio Manager acknowledges that the Trust may, in response to laws, regulations or recommendations issued by the SEC or other regulatory agencies, from time to time, request additional information and Portfolio Manager agrees that it will respond to the Trust’s reasonable requests in this area.

(c) Upon request of the Trust, Portfolio Manager shall promptly supply the Trust with any information concerning Portfolio Manager and its stockholders, employees and affiliates that the Trust may reasonably require in connection with the management of the Account or preparation of any registration statement, proxy materials, report or other document required under applicable state or Federal laws to be filed with state or Federal agencies and/or provided to shareholders of the Trust.

(d) Portfolio Manager is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(e) Portfolio Manager is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolio. Portfolio Manager further agrees that it will not seek satisfaction of any such obligations from the shareholders, Board, Trustees, officers, employees or agents of the Trust.

9. Status of Portfolio Manager. The Trust and Portfolio Manager acknowledge and agree that the relationship between Portfolio Manager and the Trust is that of an independent contractor and under no circumstances shall any employee of Portfolio Manager be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of Portfolio Manager or its affiliates to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain Portfolio Manager to provide investment management services, and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.

10. Counterparts and Notice. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by hand or via overnight delivery service as follows:

If to the Trust:

HC Capital Trust

300 Barr Harbor Drive, Suite 500

West Conshohocken, PA 19428

Attention: General Counsel

If to Portfolio Manager:

XY Investments (HK) Limited

1 Hoi Wan Street, Chinachem Exchange Square, 20/F, Unit 2051

Quarry Bay, Hong Kong

Attention: Tony Tang

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, of the parties in connection therewith. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

12. Form ADV. The Trust acknowledges receipt of Part II of Portfolio Manager’s Form ADV, copies of which have been provided to the Board.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

ATTEST:	XY Investments (HK) Limited

	By:	/s/ Tony Tang
Name:
Title:

ATTEST:	HC Capital Trust
(on behalf of The Emerging Markets Portfolio)

	By:	/s/ Colette Bergman
Name:
Title:

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